Exhibit (a)(1)(L)
FORM OF REPLACEMENT OPTION AWARD NOTICE COMMUNICATION

TO:	Eligible Participant

FROM:	Chris Kitchen, Executive Vice President and General Counsel

SUBJECT:	Replacement Option Award Agreement

In connection with your participation in Townsquare’s Option Exchange Offer Program, you have been awarded a replacement option grant on the terms set forth in the attached option award agreement(s) and our 2014 Omnibus Incentive Plan. Please return an executed copy of the signature page(s) to the attached award agreement(s) to me as soon as possible.